Exhibit 2.2


                    AMENDMENT TO AGREEMENT AND PLAN OF MERGER

     THIS AMENDMENT to the Agreement and Plan of Merger dated February 4, 2000 (the "Agreement") is entered into this 14th day of July, 2000 between Asia Properties, Inc., a Nevada corporation ("API-Nevada"), and Asia Properties Investments, Inc., a British Virgin Islands company and newly formed first-tier wholly-owned subsidiary of API-Nevada ("API-BVI").

                                    RECITALS

     WHEREAS, API-Nevada and API-BVI entered into that certain Agreement and Plan of Merger dated February 4, 2000, under the terms of which API-Nevada will, upon satisfaction or waiver of the conditions to closing set forth in the Agreement, merge with and into API-BVI;

     WHEREAS, the parties desire to comply with Section 76(3) of the International Business Companies Act, and the parties hereto now desire to amend the Agreement to include a provision relating to the number of outstanding shares of each class and series of shares of each constituent company specifying each such class and series entitled to vote on the Merger; and

     WHEREAS, capitalized terms used herein shall have the meanings ascribed to them herein or in the Agreement, and references to sections herein shall mean the corresponding sections of the Agreement.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

     1.     Amendments  to  the  Agreement:
            ------------------------------

          (a)     The  following  Section  2.4  shall  be  added  to Article II:

                  Outstanding  Voting Shares Before Effective Time.  Immediately
                  ------------------------------------------------
                  before the Effective Time, API-BVI's authorized capital of is made up of one class of shares divided into 500 million shares of $.01 par value each, of which one capital share shall be issued and outstanding and entitled to vote on the Merger. Immediately prior to the Effective Time, API-Nevada's authorized capital is made up of one class of common stock divided into 50 million shares of $.001 par value each, of which 5,931,434 shares are outstanding and entitled to vote on the Merger.

     2.     Amendments  to  the  Agreement.  Except as specifically set forth in
            ------------------------------
this Amendment, the Agreement shall remain in full force and effect, without any amendment or modification thereto.

     3.     Counterparts  and  Facsimile Signatures.  In order to facilitate the
            ---------------------------------------
execution of this Amendment, the same may be executed in any number of counterparts and signature pages may be delivered by telefax.

     IN WITNESS WHEREOF, this Amendment is hereby duly executed by each party hereto as of the date first written above.

API-BVI:

ASIA  PROPERTIES  INVESTMENTS,  INC.,
a  British  Virgin  Islands  company


By:/s/  Nicholas  St.  Johnston
   ----------------------------
Name  and  Title:  Nicholas  St.  Johnston,  Chief  Executive  Officer
                   ---------------------------------------------------

API-Nevada:

ASIA  PROPERTIES,  INC.,
a  Nevada  corporation


By:/s/  Nicholas  St.  Johnston
   ----------------------------
Name  and  Title:  Nicholas  St.  Johnston,  Chief  Executive  Officer
                   ---------------------------------------------------